Exhibit (d)(7)

EXECUTION COPY

INTERIM INVESTORS AGREEMENT

This Interim Investors Agreement (the “Agreement”) is made as of June 23, 2010 by and among Alloy Media Holdings, L.L.C., a Delaware limited liability company (the “Company”), and the other parties appearing on the signature pages hereto.

RECITALS

1. On the date hereof, the Company, Lexington Merger Sub Inc., (“Merger Subsidiary”) and Alloy, Inc. (“Alloy”) have executed an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into Alloy (the “Merger”).

2. Concurrently with the execution and delivery of this Agreement, ZM Capital, L.P. (“ZM Capital”) has executed a letter agreement in favor of the Company (as amended from time to time, the “ZM Equity Commitment Letter”) in which ZM Capital has agreed, subject to the terms and conditions set forth therein, to make a cash equity investment in the Company immediately prior, but subject, to the Closing.

3. Concurrently with the execution and delivery of this Agreement, the Co-Investors (as defined below) have executed letter agreements in favor of the Company (as amended from time to time, together with any such letter agreements entered into following the date hereof, the “Co-Investor Equity Commitment Letters” and, together with the ZM Equity Commitment Letter, the “Equity Commitment Letters”) in which the Co-Investors party thereto have agreed, subject to the terms and conditions set forth therein, to make a cash equity investment in the Company immediately prior, but subject, to the Closing.

4. The Investors (as defined below) and the Company wish to agree to certain terms and conditions that will govern the actions of the Company and its subsidiaries and the relationship among the Investors with respect to the Merger Agreement and the Equity Commitment Letters and the transactions contemplated thereby.

AGREEMENT

Therefore, the parties hereto hereby agree as follows:

1. EFFECTIVENESS; DEFINITIONS.

1.1 Effectiveness. This Agreement shall become effective on the date hereof.

1.2 Definitions. Certain terms are used in this Agreement as specifically defined herein, including as defined in Section 3 hereof. Capitalized terms used herein but not defined herein shall have the respective meanings given to them in the Merger Agreement.

2. AGREEMENTS AMONG THE INVESTORS.

2.1 Actions of Company and Merger Subsidiary. The ZM Investors (as defined below) may cause the Company and Merger Subsidiary to take any actions and the Company and Merger Subsidiary shall take only those actions approved by the ZM Investors in connection with the Merger Agreement, the Financing Commitments, the Voting Agreement and the Rollover Commitment Letters and the transactions and financings contemplated by such agreements or otherwise. Without limiting the generality of the foregoing (a) the ZM Investors may cause the Company and Merger Subsidiary to take any action or refrain from taking any action in order for the Company and Merger Subsidiary to comply with their obligations, satisfy their closing conditions or exercise their rights under the Merger Agreement, including determining that the conditions to closing specified in Sections 9.01 and 9.02 of the Merger Agreement (the “Closing Conditions”) have been satisfied, waiving compliance with any agreements and conditions contained in the Merger Agreement, amending or modifying the Merger Agreement, obtaining the debt financing for the Merger and related transactions (including pursuant to the Debt Financing Commitment) and determining whether or not to close the Merger and (b) the ZM Investors may cause the Company and Merger Subsidiary to take any action or refrain from taking any action relating to the Financing Commitments, the Voting Agreement and the Rollover Commitment Letters, including any negotiations, amendments or waivers relating to any of the foregoing.

2.2 LLC Agreement. The Company, the ZM Investors and Co-Investors agree to negotiate in good faith with respect to, and enter into concurrently with the closing of the transactions contemplated by the Equity Commitment Letters, one or more definitive agreements, including a limited liability company agreement (the “LLC Agreement”), that together reflect the terms and conditions set forth on Schedule A hereto and such other terms as are reasonably satisfactory to the Investors and the Company.

2.3 Equity Commitments.

(a) Each Investor hereby affirms and agrees that the Company, acting at the direction of the ZM Investors, shall be entitled to enforce (including seeking specific performance) the provisions of each Equity Commitment Letter in accordance with its terms. The Company shall not attempt such enforcement of any Equity Commitment Letter until the ZM Investors have determined that the Closing Conditions have been satisfied or validly waived as permitted hereunder. The Company shall have no right to enforce any of the Equity Commitment Letters unless (i) acting at the direction of the ZM Investors and (ii) each of the conditions to funding set forth in the applicable Equity Commitment Letter have been satisfied or waived by the applicable Investor. The Co-Investors shall have no right to enforce (including seeking specific performance) the ZM Equity Commitment Letter. For the avoidance of doubt, it is understood that the creditors of the Company shall not have any right to enforce (including seeking specific performance) the Equity Commitment Letters or to cause the Company to enforce (including seeking specific performance) any of the Equity Commitment Letters.

(b) Prior to the Closing, no Investor shall transfer, directly or indirectly, its obligations and rights under its Equity Commitment Letter or this Agreement, other than (a) as approved by the ZM Investors and (b) in the case of the ZM Investors, a transfer of the right and obligation to fund their Commitments to (x) any Affiliate of the ZM Investors (including any investment fund sponsored or managed by any of the ZM Investors or their Affiliates) and (y) any other transferee approved by Non-ZM Investors (as defined below) representing a majority of the Commitments of the Non-ZM Investors, provided, however that in each case any such transferee pursuant to the foregoing clauses (a) or (b) shall be obligated to become a party to this Agreement and no such assignment shall relieve the assigning party of its obligations hereunder if the assignee does not perform its obligations; and provided, further that, without the consent of each Co-Investor, the ZM Investors shall not transfer their right and obligation to fund their Commitment under clause (x) to the extent such transfer would cause the ZM Investors to invest less than an aggregate of $15 million in the Company at Closing.

(c) The ZM Investors, or the Company acting at the direction of the ZM Investors, shall be permitted to terminate and/or substitute any Co-Investor Equity Commitment Letter in its discretion, including if the Co-Investor(s) party thereto are in material breach of their obligations to fund the Commitments set forth in such Co-Investor Equity Commitment Letter; provided, that any such termination shall not relieve any Co-Investor from liability for any breach under any Co-Investor Equity Commitment Letter prior to any such termination.

2.4 Expenses.

(a) Except as provided in Section 2.4(d) and except in connection with remedies available under Section 4.3 for breach of this Agreement or the applicable Co-Investor’s Equity Commitment Letter and without limiting the rights that the Company Merger Subsidiary or the ZM Investors may have to reimbursement of expenses or similar rights under other agreements, (i) the ZM Investors shall be responsible for all of, and the Co-Investors shall not be responsible for any of (whether by contribution of money or otherwise), the expenses and fees of legal counsel, accountants, financial advisors and other consultants and advisors and any financing or other fees or expenses (including any damages paid or payable to the Company or Alloy pursuant to the Merger Agreement or the Guarantee) (collectively, “Expenses”) incurred by the ZM Investors, the Company and Merger Subsidiary in connection with the Merger Agreement, the Voting Agreement, the Rollover Commitment Letters, the Financing Commitments contemplated by the Merger Agreement and the Guarantee (collectively, the “Transaction Agreements”) and the transactions and financings contemplated hereby and thereby, and (ii) each Co-Investor will be responsible for all of, and none of the ZM Investors, the Company or Merger Subsidiary shall be responsible for any of, the Expenses incurred by such Co-Investor in connection with the Transaction Agreements and the transactions and financings contemplated hereby and thereby.

(b) Without limiting the remedies of the Company or the ZM Investors under Section 4.3 for breach of this Agreement or the applicable Co-Investor’s Equity Commitment Letter, the Co-Investors shall have no liability to the ZM Investors, the Company or Merger Subsidiary with respect to the expenses described in clause (i) of Section 2.4(a) or the reverse termination fee if paid or payable by the ZM Investors, the Company or Merger Subsidiary to the Company or Alloy pursuant to the Merger Agreement or the Guarantee.

(c) The Co-Investors shall have no right to receive any portion of any Expense Reimbursement or Company Termination Fee received by the ZM Investors, the Company or Merger Subsidiary pursuant to the Merger Agreement or any amounts received by the ZM Investors, the Company or Merger Subsidiary pursuant to the Voting Agreement or the Rollover Commitment Letters.

(d) In the event that the Closing occurs or the ZM Investors receive any portion of any Expense Reimbursement sufficient to pay its expenses (according to the terms of that certain fee letter dated June 23, 2010 by and among the Company, Bank of America, N.A. and Banc of America Securities LLC) or the Company Termination Fee, the Company shall substantially simultaneously with the Closing or promptly following receipt of Expense Reimbursement or the Company Termination Fee, pay or reimburse, or cause to be paid or reimbursed, each of the Investors up to $25,000 for the Expenses reasonably incurred by it in connection with the Transaction Agreements and the transactions and financings contemplated hereby and thereby.

2.5 Contributions. After giving effect to the contribution to the Company by the ZM Investors and the Co-Investors of the amount of cash equity contemplated to be funded by the ZM Equity Commitment Letter and the Co-Investor Equity Commitment Letters (collectively, the “Cash Contribution”), each of the ZM Investors and the Co-Investors will own a pro rata number of the same class and series of equity units of the Company based on the relative values of such contributions in respect of such equity, and, at the Effective Time, the Company will not have any outstanding equity interests (or other rights to purchase equity interests other than any participation or preemptive rights provided for in the limited liability company agreement of the Company) other than the equity units held by the ZM Investors and the Co-Investors pursuant to the Cash Contribution and certain employees of the Company.

2.6 Representations and Warranties; Covenants.

(a) Each Investor, severally and not jointly, hereby represents, warrants and covenants to the other Investors that:

(1) such Investor (unless an individual) is validly existing and in good standing under the laws of the jurisdiction of its formation or, in the case of an Investor that is a trust, the jurisdiction of its domicile, and has the requisite power and authority to execute and deliver this Agreement and the Equity Commitment Letter to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby;

(2) if such Investor is an individual, such Investor has full power and authority to execute and deliver this Agreement and the Equity Commitment Letter to which such Investor is a party, to perform such Investor’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby;

(3) this Agreement and the Equity Commitment Letter to which such Investor is a party have been duly and validly executed and delivered by such Investor and, assuming due authorization, execution and delivery by the other parties thereto, constitute legal, valid and binding obligations of such Investor, enforceable against such Investor in accordance with their terms, except that such enforceability is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(4) except for (i) filings required under, and compliance with other applicable requirements of, the 1934 Act and the rules and regulations of NASDAQ and (ii) solely in the case of the Company, Merger Subsidiary, the ZM Investors and/or one or more Affiliates of the foregoing, any filings required under, and compliance with other applicable requirements of, the HSR Act and other applicable foreign antitrust laws, (A) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Investor for the execution and delivery of this Agreement, the Equity Commitment Letter to which such Investor is a party and the consummation by such Investor of the transactions contemplated hereby and thereby and (B) neither the execution and delivery of this Agreement or such Equity Commitment Letter by such Investor nor the consummation by such Investor of the transactions contemplated hereby or thereby or compliance by such Investor with any of the provisions hereof or thereof shall (1) in the case of any Investor that is not an individual, conflict with or violate any provision of its certificate of formation or operating agreement (or similar organizational documents), (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a mortgage, pledge, lien, charge, encumbrance, option to purchase, lease or otherwise acquire any interest or security interest on any property or asset of such Investor pursuant to any agreement to which such Investor is a party or by which such Investor or any property or asset of such Investor is bound or affected or (3) violate any law or order applicable to any of such Investor or any of its or his properties or assets;

(5) such Investor and each of its members, partners and stockholders is an “accredited investor” within the meaning of Rule 501(a) under the 1933 Act; and

(6) each Investor will provide information necessary for the preparation of the Proxy Statement and the Schedule 13E-3 and none of the information supplied in writing by such Investor for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will cause a breach of the representation and warranty of the Company or Merger Subsidiary set forth in Section 5.06 of the Merger Agreement.

(b) Subject to applicable laws, the Company agrees to keep the Co-Investors reasonably and promptly informed of developments relating to the Merger, including the likely Closing Date. The failure of the Company to perform its obligations under this Section 2.6(b) will not relieve any Co-Investor of any of its obligations under this Agreement.

2.7 Antitrust Matters.

(a) Subject to the terms and conditions of this Agreement, each of the Co-Investors shall use his or its reasonable best efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to obtain any approvals required under the Applicable Laws with respect to such Co-Investors as promptly as practicable, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings) under Applicable Laws. In furtherance and not in limitation of the foregoing, the Co-Investors agree to use their reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 2.7 necessary to cause the expiration or termination of any applicable waiting periods (including any extensions thereof) as soon as practicable. Each of the parties shall cooperate with each other and the Company in connection with the matters contemplated by this Section 2.7(a).

(b) Each of the Co-Investors shall keep the other parties to this Agreement and the Company informed in all material respects on a reasonably timely basis of (i) any investigation or other inquiry by any Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private party, and (ii) any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any such proceeding by a private party, in each case regarding any of the transactions contemplated hereby.

(c) Notwithstanding anything to the contrary set forth in this Agreement, if any Governmental Authority asserts any objections under the HSR Act or under any other Applicable Laws with respect to the Merger, none of the Co-Investors nor their Affiliates will be required to take any action to resolve such objections without the consent of such Co-Investor.

3. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

“Co-Investors” shall mean Private Equity Direct Partnership II (QP), LP, Rosemont Solebury Co-Investment Fund, L.P., Rosemont Solebury Co-Investment Fund (Offshore), L.P., Hudson River Co-Investment Fund, NPE Caspian I B, L.P. and any other persons acquiring equity in the Company in connection with the Closing designated as Co-Investors by the ZM Investors.

“Commitments” shall mean for each of the ZM Investors or Co-Investors, the amount of cash equity contemplated to be funded by the ZM Equity Commitment Letter or the Co-Investor Equity Commitment Letter, after taking into account any transfers permitted by Section 2.3(b) hereto.

“Investors” shall mean, collectively, (a) the ZM Investors and (b) the Co-Investors.

“Non-ZM Investors” shall mean, collectively, the Investors other than the ZM Investors.

“ZM Investors” shall mean, collectively, ZM Capital and any Affiliates thereof to whom a transfer is made pursuant to Section 2.3(b) hereto.

4. MISCELLANEOUS.

4.1 Amendment and Termination. This Agreement may be amended and modified only by an agreement in writing signed by each of the Investors. This Agreement shall terminate (except with respect to Sections 1.2, 2.4, 2.6, 3 and 4) upon the earliest of (i) the Closing and/or the termination of the Merger Agreement, (ii) the written agreement of the parties hereto and (iii) as to any Investor, upon termination of its Commitment in accordance with its terms; provided in each case that, subject to Section 4.3 hereto, nothing herein shall relieve any party hereto from liability for any breach of this Agreement prior to or concurrently with any such termination.

4.2 Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, Applicable Law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

4.3 Remedies.

(a) Subject to the limitations set forth herein and in the Co-Investor Equity Commitment Letters, the parties agree that this Agreement and the Co-Investor Equity Commitment Letters will be enforceable by the Company against the Co-Investors by all available remedies at law or in equity (including specific performance).

(b) None of the Co-Investors shall have, and none of them shall seek, any direct or indirect remedies, whether at law or in equity (including specific performance), against any of the Company, Merger Subsidiary, the ZM Investors or the ZM Related Parties (as defined below) in connection with (i) the Merger or any of the other transactions and financings contemplated by the Transaction Agreements, or (ii) a breach, failure to perform or fraud by any of the Company, Merger Subsidiary, the ZM Investors or the ZM Related Parties under any of the Transaction Agreements; provided, however, for purposes of this Section 4(b), the term “Transaction Agreements” shall not include this Agreement, the Equity Commitment Letter of such Co-Investor and the LLC Agreement.

(c) Notwithstanding anything to the contrary herein, in no event shall any party have the right to recover from any other party hereto lost profits, or any special, indirect, or consequential damages in connection with the enforcement of this Agreement or the Co-Investor Equity Commitment Letters; provided, however, the parties acknowledge and agree that any Expenses shall not constitute lost profits or special, indirect or consequential damages.

(d) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement or the Co-Investor Commitment Letter(s) were not performed in accordance with the terms hereof or thereof or were otherwise breached. It is accordingly agreed that the Company and the ZM Investors shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or the Co-Investor Commitment Letter(s) (subject to the terms and conditions set forth therein) by any of the parties hereto or thereto and to enforce specifically against such parties the terms and provisions of such agreements (subject to the terms and conditions set forth therein), this being in addition to any other remedy which the Company and the ZM Investors are entitled at law or in equity.

4.4 No Recourse.

(a) Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, the Company and each of the Co-Investors covenants, agrees and acknowledges that no ZM Related Party has any obligation hereunder and that, notwithstanding that the ZM Investors and/or certain investment managers, managers or general partners thereof or of any of their respective Affiliates may be partnerships or limited liability companies, the Company and each of the Co-Investors has no right of recovery under this Agreement, or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates (other than any assignee under Section 4.9), members, managers or general or limited partners of ZM Capital or the ZM Investors or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate (other than any assignee under Section 4.9) or agent of any of the foregoing (each, other than the Co-Investors and the ZM Investors, a “ZM Related Party”), through the Company or otherwise, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim by or on behalf of the Company against any ZM Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise. The Company and each of the Co-Investors hereby covenants and agrees that it shall not institute, and it shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, this Agreement or the ZM Equity Commitment Letter or the transactions contemplated hereby or thereby against any ZM Related Party.

(b) Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, the Company and each of the ZM Investors covenants, agrees and acknowledges that no Co-Investor Related Party (as defined below) has any obligation hereunder or under any Equity Commitment Letter and that, notwithstanding that the Co-Investors and/or certain investment managers, managers or general partners thereof or any of their respective Affiliates may be partnerships or limited liability companies, the Company and each of the ZM Investors has no right of recovery under this Agreement, or under any Equity Commitment Letter or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates (other than any assignee under Section 4.9), members, managers or general or limited partners of the Co-Investors or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate (other than any assignee under Section 4.9) or agent of any of the foregoing (each, other than ZM Investors and the Co-Investors, a “Co-Investor Related Party”), whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim by or on behalf of the Company, or by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise. The Company and each of the ZM Investors hereby covenants and agrees that it shall not institute, and it shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, this Agreement or such Co-Investor’s Equity Commitment Letter or the transactions contemplated hereby or thereby against any Co-Investor Related Party.

4.5 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, and (e) agrees that service of process upon such party in any action or proceeding shall be effective under any manner permitted under the laws of the State of Delaware. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any such action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

4.6 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS EXPRESSED ABOVE.

4.7 Exercise of Rights and Remedies; Waivers. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver. Any agreement on the part of a party hereto to any waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

4.8 Other Agreements. This Agreement, together with the agreements referenced herein, constitutes the entire agreement between the parties relative to the subject matter hereof and supersedes all prior agreements and undertakings between the parties with respect to the subject matter hereof.

4.9 No Assignments. Except as provided in Section 2.3(b), no party may assign any rights or obligations hereunder without the prior consent of the other parties hereto; provided that no such assignment shall relieve the assigning party of its obligations hereunder if the assignee does not perform its obligations. Any assignment in violation of this section shall be null and void.

4.10 Confidentiality. This Agreement shall be treated as confidential and is being provided to the Company and each of the Co-Investors solely in connection with the Merger. This Agreement may not be used, circulated, quoted or otherwise referred to in any document by the Company or each of the Co-Investors or their Affiliates except with the prior written consent of the ZM Investors in each instance; provided that no such written consent is required for any disclosure of the existence or contents of this Agreement to the legal, financial and accounting advisors to the Company, Merger Subsidiary and each of the Co-Investors, or any of their respective limited partners, or to the extent required by the Merger Agreement, applicable law, by the applicable rules of any national securities exchange, in connection with any SEC filing relating to the Merger or in connection with any litigation relating to the Merger, the Merger Agreement and the transactions contemplated thereby and hereby; provided, however, that the Non-ZM Investors shall provide the ZM Investors with a reasonable opportunity to review any such disclosure in advance. The ZM Investors shall provide each of the Non-ZM Investors with a reasonable opportunity to review any public disclosure proposed to be made by the ZM Investors related to this Agreement or to the Merger Agreement and the transactions contemplated thereby, to the extent that such disclosure refers to or contains information relating to such Non-ZM Investor.

4.11 Publicity. Unless otherwise required by law, no party hereto may issue any press release or otherwise make any public announcement or comment on the Merger Agreement, this Agreement and the transactions contemplated thereby and hereby without the prior consent of the ZM Investors.

4.12 Counterparts. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

4.13 Interpretation. The Section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. The words such as “herein,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context requires otherwise. The word “including,” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

4.14 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other parties pursuant to this provision):

If to the ZM Investors or the Company, to:

c/o ZM Capital Management, L.L.C.

19 West 44th Street, 18th Floor

New York, NY 10036

Attn: Andrew Vogel

Telecopy: 212-223-1384

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

1999 Avenue of the Stars

29th Floor

Los Angeles, CA 90067

Attn: Daniel Clivner

Telecopy: 310-407-7502

If to Private Equity Direct Partnership II (QP), LP, to:

c/o GenSpring Family Offices

303 Peachtree Street NE, 2nd Floor

Atlanta, GA 30308

Attn: Hayley Haley

Telecopy: 404-588-7501

with a copy to (which shall not constitute notice) to:

GenSpring Family Offices

100 Sawgrass Corners Drive

Ponte Vedra Beach, FL 32082

Attn: Jeff McNeil

Telecopy: 904-273-2206

If to NPE Caspian I B, L.P., to:

c/o Natixis Caspian Private Equity

745 Fifth Avenue, 28th Floor

New York, NY 10151

Attn: Nitin Gupta

Telecopy: 212-703-0323

with a copy to (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attn: J. Jesse Yeo, John K. Lee

Telecopy: 212-596-9090

If to Hudson River Co-Investment Fund, L.P., to:

c/o Hamilton Lane Advisors, L.L.C.

One Presidential Blvd, 4th Floor

Bala Cynwyd, PA 19004

Attn: Robert W. Cleveland, General Counsel

Telecopy: 610-617-9853

If to Rosemont Solebury Co-Investment Fund, L.P., to:

c/o Rosemont Capital, LLC

401 Greenwich Street, 4th Floor

New York, NY 10013

Attn: Jonathan Kelly

Telecopy: 212-993-9964

If to Rosemont Solebury Co-Investment Fund (Offshore), L.P., to:

c/o Rosemont Capital, LLC

401 Greenwich Street, 4th Floor

New York, NY 10013

Attn: Jonathan Kelly

Telecopy: 212-993-9964

4.15 No Partnership. Nothing in this letter agreement shall be deemed to constitute a partnership between any of the parties, nor constitute any part the agent of any other party for any purpose.

4.16 Non-Circumvention. Each party hereto agrees that it shall not indirectly accomplish that which it is not permitted to accomplish directly under this Agreement or the applicable Equity Commitment Letter.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

ALLOY MEDIA HOLDINGS, L.L.C.

By:	/s/ Andrew Vogel
Name: Andrew Vogel
Title: Vice President and Secretary

[Lexington Vehicle Interim Investors Agreement Signature Page]

ZM CAPITAL, L.P.

By: ZM Capital Partners, L.L.C., its General Partner

By:	/s/ Andrew Vogel
Name: Andrew Vogel
Title: Managing Member

[Lexington Vehicle Interim Investors Agreement Signature Page]

CO-INVESTORS:

PRIVATE EQUITY DIRECT PARTNERSHIP II (QP), LP

By: AMA Private Equity Partnership, LP, its general partner

By:	/s/ Jeffrey McNeill
Name: Jeffrey McNeill
Title: Vice President

[Lexington Vehicle Interim Investors Agreement Signature Page]

CO-INVESTORS:

NPE CASPIAN I B, L.P.

By: NPE Caspian GP, L.P., its general partner

By: Natixis Caspian Private Equity, LLC, its general partner

By:	/s/ Satyan Malhotra
Name: Satyan Malhotra
Title: COO / CFO

[Lexington Vehicle Interim Investors Agreement Signature Page]

CO-INVESTORS:

HUDSON RIVER CO-INVESTMENT FUND, L.P.

By: Hamilton Lane New York Co-Investment LLC, its general partner

By:	/s/ Robert W. Cleveland
Name: Robert W. Cleveland
Title: Vice President

[Lexington Vehicle Interim Investors Agreement Signature Page]

CO-INVESTORS:

ROSEMONT SOLEBURY CO-INVESTMENT FUND, L.P.

By:	/s/ Jonathan Lee Kelly
Name: Jonathan Lee Kelly
Title: Principal

ROSEMONT SOLEBURY CO-INVESTMENT FUND (OFFSHORE), L.P.

By:	/s/ Jonathan Lee Kelly
Name: Jonathan Lee Kelly
Title: Principal

[Lexington Vehicle Interim Investors Agreement Signature Page]

SCHEDULE A